Exhibit 10.1

AMENDMENT NUMBER 1
TO
THE MACERICH COMPANY
2013 DEFERRED COMPENSATION PLAN FOR EXECUTIVES

WHEREAS, The Macerich Company (the “Company”) has established and maintains The Macerich Company 2013 Deferred Compensation Plan for Executives (the “Plan”) to provide supplemental retirement income benefits through deferrals of salary and bonuses for certain Eligible Executives (as defined in the Plan); and

WHEREAS, Section 11.1 of the Plan allows the Committee (as defined in the Plan) to amend the Plan provisions pertaining to deferral elections so long as they continue to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, the Committee on behalf of the Company has determined that it is appropriate and desirable to amend the Plan to permit each newly Eligible Executives to defer a pro rata portion of their Bonuses during his or her initial year of eligibility in a manner that complies with Section 409A.

NOW, THEREFORE, Article II of the Plan is hereby amended as set forth below, effective March 29, 2013.

ARTICLE II

PARTICIPATION

An Eligible Executive shall become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during the enrollment period established by the Committee and ending prior to the beginning of a Plan Year in which the Eligible Executive shall be eligible to participate in the Plan.  Notwithstanding the foregoing, an individual who becomes an Eligible Executive during a Plan Year may elect to participate in the Plan during such Plan Year by completing and submitting to the Committee the appropriate Participant Elections during an enrollment period established by the Committee ending no later than the 30th day following the date on which such individual first becomes an Eligible Executive.  An election filed in accordance with the preceding sentence shall be effective solely with respect to Base Salary earned on or after the first day of the first complete pay period commencing after the filing of such election and the portion of any Bonus earned after the filing of such election, prorated based on days in such Plan Year after the filing of such election and the Eligible Executive’s total days of employment with the Company during such Plan Year.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this amendment this 29 day of March, 2013.

THE MACERICH COMPANY

By	/s/ Thomas J. Leanse

Thomas J. Leanse

Title: Senior Executive Vice President,
Chief Legal Officer and Secretary